Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
CommerceHub, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-213115 and 333-212646) on Form S-8 of CommerceHub, Inc. of our report dated March 6, 2017, with respect to the consolidated balance sheets of CommerceHub, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the Annual Report on Form 10-K of CommerceHub, Inc. for the year ended December 31, 2016.

/s/ KPMG LLP

Albany, New York
March 6, 2017